Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION ANNOUNCES MANAGEMENT CHANGES

Denver, Colorado – April 23, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) today announces that Alberto Reyes, Chief Operating Officer, has left the company effective April 21, 2025, and effective immediately, Armando Alexandri has been added as its new Chief Operating Officer.

Allen Palmiere, President and Chief Executive Officer of the Company, said, “we would like to thank Alberto for his service, and we appreciate all his hard work and dedication that he has given to the Company and for his help in developing our team. We wish him the best in his future endeavors. We would also like to welcome Armando to the Company’s senior management team. He brings more than 40 years of mining experience, with many of those years spent in Mexico. We believe that his experience, especially in Mexico, will help advance our strategic goal of unlocking the potential of the Don David Gold Mine, improving production, and continuing with our dedication to safety.”

Armando Alexandri, is a mining engineer by training, has more than 40 years of operational experience in the industry, primarily in Mexico, Peru, Chile, and Ecuador. He has designed, built, and operated both underground and open-pit mines, as well as processing plants, in Chihuahua, Guerrero, Guanajuato, Nuevo León, Coahuila, Sonora, Oaxaca, and other regions. He was instrumental in significantly expanding operations at the Bolivar Mine in Chihuahua, at Impact Silver's operations in the State of Mexico, at the Nukay (Los Filos) operation in Guerrero, at the Tahuehueto project in Durango, and at Campo Morado in Guerrero. He has served as Chief Operating Officer for several companies, most recently at Luca Mining Corporation where he is credited with turning around the Tahuehueto project and the Campo Morado mine and returning them to profitability. Armando also served as the President of the American Institute of Mining Engineers (Mexico) from 1999 to 2000, among other leadership roles.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop its Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Contacts:

Allen Palmiere

Chief Executive Officer and President

www.GoldResourceCorp.com

303-320-7708